Exhibit 99.1

Cascadia Acquisition Corp. Announces the Separate Trading of its

Class A Common Stock and Warrants, Commencing October 18, 2021

Seattle, WA, October 15, 2021 — Cascadia Acquisition Corp. (Nasdaq: CCAI, the “Company”) announced today that, commencing on October 18, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and warrants that are separated will trade on the Nasdaq Global Market (the “Nasdaq”) under the symbols “CCAI” and “CCAIW,” respectively. Those units not separated will continue to trade on the Nasdaq under the symbol “CCAIU”. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A Common Stock and warrants.

The units were initially offered by the Company in an underwritten offering. Cantor Fitzgerald & Co. acted as the sole book-running manager of the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on August 25, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cascadia Acquisition Corp.

Cascadia Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase or similar business combination with one or more businesses. The Company is sponsored by an affiliate of Cascadia Capital, a financial advisor to entrepreneurs, boards of directors and business owners. The Company intends to concentrate on sourcing business combination opportunities in industry sectors that are being fundamentally reshaped by the introduction of advanced technologies, commonly referred to as “Industry 4.0,” especially the area of robotics, automation and artificial intelligence, as well as energy transition.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Jamie Boyd

Chief Executive Officer

Cascadia Acquisition Corp.

T: +1 206 436 2550

jboyd@cascadiaacquisitioncorp.com